Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

Choice Bancorp, Inc.

Oshkosh, Wisconsin

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Choice Bancorp, Inc. of our report dated March 28, 2011, with respect to the balance sheets of Choice Bank as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, which appears in Choice Bancorp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Wipfli LLP

Wipfli LLP

January 24, 2012

Oak Brook, Illinois